CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Templeton Global Smaller Companies Fund and Templeton Global Investment Trust of (1) our report dated October 17, 2017, relating to the financial statements and financial highlights, which appears in the Templeton Global Smaller Companies Fund Annual Report on Form N-CSR for the year ended August 31, 2017, and (2) our report dated December 18, 2017 relating to the financial statements and financial highlights, which appears in the Templeton Foreign Smaller Companies Fund Annual Report on Form N-CSR for the year ended October 31, 2017. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

January 16, 2018